EXHIBIT 10.56
GLOBAL PLAYSTATION®3 FORMAT
LICENSED PUBLISHER AGREEMENT

Sony Computer Entertainment America Inc.
GLPA	REDACTED	CONFIDENTIAL

TABLE OF CONTENTS

SECTION:		PAGE:
1.	DEFINITION OF TERMS	2
2.	LICENSE	4
3.	DEVELOPMENT AND DISTRIBUTION OF LICENSED PRODUCTS	5
4.	ONLINE GAMEPLAY	7
5.	LIMITATIONS ON LICENSES; RESERVATION OF RIGHTS	7
6.	QUALITY STANDARDS FOR LICENSED PRODUCTS	7
7.	MANUFACTURE OF DISC PRODUCTS	10
8.	MARKETING OF LICENSED PRODUCTS	12
9.	PAYMENTS	13
10.	REPRESENTATIONS AND WARRANTIES	16
11.	INDEMNITIES; LIMITED LIABILITY	16
12.	INFRINGEMENT OF SCE INTELLECTUAL PROPERTY RIGHTS BY THIRD PARTIES	18
13.	CONFIDENTIALITY	19
14.	TERM RENEWAL AND TERMINATION	23
15.	EFFECT OF EXPIRATION OR TERMINATION	25
16.	MISCELLANEOUS PROVISIONS	26

Sony Computer Entertainment America Inc.
GLPA	REDACTED	CONFIDENTIAL

GLOBAL PLAYSTATION® 3 FORMAT
LICENSED PUBLISHER AGREEMENT
This Global PlayStation®3 Format Licensed Publisher Agreement (the “Agreement”) is entered into on September 26. 2008 by and between SONY COMPUTER ENTERTAINMENT AMERICA INC., with offices at 919 East Hillsdale Boulevard, Foster City, California (“the SCE Company”) and Midway Home Entertainment, Inc., with offices at 10636 Scripps Summit Court, Suite 100, San Diego, CA 92131 (“Publisher”).
The SCE Company’s parent company, Sony Computer Entertainment Inc. (“SCEI”), has designed and developed certain core technology of or concerning the System.
The SCE Company has the right to grant non-exclusive licenses to qualified entities regarding certain intellectual property rights with respect to the System.
Publisher desires to be granted a non-exclusive license to publish, develop, have manufactured, market, advertise, distribute and sell Licensed Products in accordance with the provisions of this Agreement and the provisions of the Regional Rider that is attached hereto and incorporated herein by reference, and the SCE Company is willing, in accordance with the terms and subject to the conditions of this Agreement and the Regional Rider, to grant Publisher such a license.
In consideration of the representations, warranties and covenants contained herein and in the Regional Rider, and other good and valuable consideration, Publisher and the SCE Company hereby agree as follows:
1. Definition of Terms.
     1.1 “Advertising Materials” means any advertising, marketing, merchandising, promotional, contest-related, public relations (including press releases), display, point of sale or website materials regarding or relating to the Licensed Products or depicting any of the Licensed Trademarks. Advertising Materials include any advertisements in which the System is displayed, referred to, or used, including giving away any unit(s) of the System as prizes in contests or sweepstakes and the public display of the System in product placement opportunities.
     1.2 “Affiliate” means, as applicable, either Sony Computer Entertainment America Inc. (“SCEA”), Sony Computer Entertainment Inc. (“SCEI”), Sony Computer Entertainment Europe Ltd. (“SCEE”), Sony Computer Entertainment Korea (“SCEK”), any subsidiary of the foregoing, or any other entity as may be established from time to time and becomes a part of the Sony Computer Entertainment Group.
     1.3 “Attribution Line” means the legal attribution line used on Advertising Materials, which shall be substantially similar to the following: “Product copyright and trademarks are the property of the respective publisher or its licensors.”
     1.4 “Designated Manufacturing Facility” means a manufacturing facility that is designated by the SCE Company, in its sole discretion, to manufacture Disc Products or any of their component parts.
     1.5 “Development System Agreement” means an agreement entered into between the SCE Company and a Licensed Publisher or

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other licensee regarding the sale, lease, loan or license of Development Tools.
     1.6 “Development Tools” means the PlayStation 3 development tools sold, leased, loaned or licensed solely for use in the development of Executable Software.
     1.7 “Disc Products” means the Executable Software on PS3 Format Discs, Advertising Materials, Packaging, Printed Materials and Product Information relating to any individual title which shall consist of one application software product per Unit. Disc Products may, but need not, be designed to allow Online Gameplay.
     1.8 “Effective Date” is the date specified in the preamble of this Agreement.
     1.9 “Executable Software” means software in final object code form that is designed for use and operation exclusively on the System which consists of Publisher Software and any SCE Materials and constitutes a complete, standalone videogame.
     1.10 “Guidelines” means any guidelines or specifications of the SCE Company with respect to the development, manufacture and publishing of Licensed Products, including any requirements regarding the development of Executable Software, the display of the Licensed Trademarks in any Licensed Products and related Advertising Materials, or the protection of any of the SCE Intellectual Property Rights, which may be set forth in the Technical Requirements Checklist, Corporate Identity Guidelines or in any other documentation provided to Publisher by the SCE Company. Guidelines shall be comparable to the guidelines and specifications applied by the SCE Company to its own software products for the System. All Guidelines may be modified, supplemented or amended by any Affiliate from time to time upon reasonable notice to Publisher. Guidelines are incorporated into and form a part of this Agreement.
     1.11 “Licensed Developer” means an entity that has signed a Licensed Developer Agreement with any Affiliate.
     1.12 “Licensed Developer Agreement” or “LDA” means a valid and current license agreement authorizing the development of software for the System, fully executed between a Licensed Developer and an Affiliate.
     1.13 “Licensed Products” means Disc Products and Online Products, including any Publisher demonstration discs.
     1.14 “Licensed Publisher” means an entity that has signed a Licensed Publisher Agreement with an Affiliate.
     1.15 “Licensed Publisher Agreement” or “LPA” means a valid and current license agreement for the publishing, development, manufacture, marketing, advertising, distribution and sale of Licensed Products, fully executed between a Licensed Publisher and an Affiliate.
     1.16 “Licensed Trademarks” means the trademarks, service marks, trade dress, logos, icons and other indicia designated in the Guidelines or otherwise for use on, in or otherwise in connection with Licensed Products. The Licensed Trademarks (or any part thereof) are subject to change during the term of this Agreement and may be modified, supplemented or amended by any Affiliate (as applicable) from time to time upon reasonable notice to Publisher.
     1.17 “Master Disc” means a recordable Blu-Ray disc in the form requested by the SCE Company containing final pre-production Executable Software.
     1.18 “Online Gameplay” means the capability to operate and interact with the Executable Software associated with a Licensed Product used on a System that is connected to the Internet or any other network and which may allow an end user to participate in a game or gameplay with another end user (or other end users) across the Internet or any other network.

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     1.19 “Online Products” means (i) enhancements, improvements, additions, patches, and updates, including characters, artifacts, scripts, levels, modifications, player statistics and gameplay data, used in conjunction with a related Disc Product and distributed electronically to any end users after sale or distribution of a Unit of the related Disc Product; and (ii) Executable Software distributed electronically to end-users. Online Products may, but need not, be designed to allow Online Gameplay.
     1.20 “Packaging” means, with respect to each Disc Product, the carton, containers, cases, edge labels, wrapping materials, security seals and other proprietary labels and trade dress elements and wrapping materials of or concerning the Disc Products (and all parts of any of the foregoing) but specifically excluding Printed Materials and PlayStation 3 Format Discs.
     1.21 “PlayStation 3 Format Disc” means the disc media formatted for use with the System.
     1.22 “Printed Materials” means all artwork and mechanicals for the disc label for each PlayStation 3 Format Disc and for the Packaging relating to any of the Disc Products, and all instructional manuals, liners, inserts, and any other materials and user information within or attached to the Packaging and distributed as part of the Disc Products.
     1.23 “Product Information” means any information owned or licensed by Publisher relating to any of the Licensed Products, including demos, videos, hints and tips, artwork, depictions of Disc Product cover art and videotaped interviews.
     1.24 “Product Proposal” means a written proposal prepared by a Licensed Publisher and submitted to the SCE Company under the Guidelines regarding the concept and design for a Licensed Product.
     1.25 “Publisher Software” means any software including incorporated audio and visual material developed by Publisher under this Agreement or an LDA, and does not include any SCE Materials.
     1.26 “Publisher Intellectual Property Rights” means those worldwide intellectual property rights, current or future, that are owned and controlled by Publisher, including rights in or related to patents, inventions, designs, copyrights, databases, trademarks, service marks, trade names, trade dress, mask work rights, utility model rights, trade secret rights, technical information, know-how, and the equivalents of the foregoing under the laws of any jurisdiction and any other intellectual property rights recognized in the Territory (including all registrations, applications to register and rights to apply for registration of same), that relate to the Publisher Software, Packaging, Product Information, Printed Materials, Advertising Materials or other materials.
     1.27 “Purchase Order” means a written purchase order issued by Publisher pursuant to Section 7.8.1, regarding the purchase of Disc Products that conform to the Guidelines and other terms and conditions imposed by the SCE Company or any Designated Manufacturing Facility.
     1.28 “Regional Rider” means the additional set of binding terms and which are appended to and form part of this Agreement, and which are applicable to the Territory.
     1.29 “SCE Confidential Information” means the term as defined in Section 13.1.1.
     1.30 “SCE Intellectual Property Rights” means those worldwide intellectual property rights, current or future, including rights in or related to patents, inventions, designs, copyrights, databases, trademarks (including the Licensed Trademarks), service marks, trade names, trade dress, mask work rights, utility model rights, trade secret rights, technical information, know-how, and the equivalents of the foregoing under the laws of any jurisdiction, and any other intellectual property rights recognized in the Territory

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(including all registrations, applications to register and rights to apply for registration of the same), for their full term including all renewals and extensions, that relate to the SCE Materials, the System, the design and development of Licensed Products compatible with the System, and any SCE Confidential Information.
     1.31 “SCE Materials” means any data, object code, source code, firmware, documentation (or any part(s) of any of the foregoing) or information relating to the System or the development of interactive entertainment products compatible with the System, selected in the sole judgment of the SCE Company, which are directly or indirectly provided or supplied by any Affiliate to Publisher. SCE Materials shall not include any hardware portions of the Development Tools, but shall include firmware in such hardware.
     1.32 “System” means the PLAYSTATION®3 computer entertainment system.
     1.33 “Term” means the period from the Effective Date until March 31, 2012.
     1.34 “Territory” means the term as defined in the Regional Rider.
     1.35 “Unit” means an individual copy of a specific Disc Product regardless of the number of PlayStation 3 Format Discs that are contained within and are part of such Disc Product.
2. License.
     2.1 License Grant. The SCE Company grants to Publisher, for the Term and throughout the Territory, and in accordance with the other terms, limitations and conditions referenced herein, a non-exclusive, non-transferable license under the SCE Intellectual Property Rights, without the right to sublicense (except as specifically provided herein), to use SCE Materials as follows: (i) to develop and publish Licensed Products and to enter into agreements with Licensed Developers and other approved third parties, where the SCE Company requires such approval, subject to Section 3.2, to develop Licensed Products; (ii) to have Disc Products manufactured by Designated Manufacturing Facilities; (iii) to market, advertise, promote, sell and distribute Disc Products directly to end users or to third parties for distribution to end users; (iv) to market, advertise and promote, and, pursuant to a separate online distribution agreement(s) with the SCE Company or any Affiliate, to distribute Online Products to end users over the PlayStation®Network; (v) to use the Licensed Trademarks only in connection with the manufacturing, marketing, packaging, advertising, promotion, sale and distribution of the Licensed Products; and (vi) to sublicense end-user customers the right to use the Licensed Products for personal, noncommercial purposes in conjunction with the System only, and not with other devices or for public performance.
     2.2 Separate PlayStation Agreements. Unless specifically set forth in this Agreement, all terms used herein are specific to the System and the attendant SCE Company licensing program. Licenses relating to the original PlayStation, PS One, PlayStation 2 or PlayStation Portable game consoles are subject to separate agreements with the SCE Company (or any Affiliate, as applicable), and any license of rights to Publisher under such separate agreements shall not confer on Publisher any rights with respect to the System and vice versa.
3. Development and Distribution of Licensed Products.
     3.1 Right to Develop. The SCE Company grants Publisher the right to purchase, lease or borrow, as applicable, certain hardware devices and license certain software tools and utilities that comprise the Development Tools, as is appropriate, from the SCE Company or its designee, pursuant to a separate Development System Agreement with the SCE Company or a separate rider to this Agreement, which hardware and software components may be used by Publisher only in connection with the development of Licensed Products pursuant to Section 2.1. In developing Executable Software (or portions thereof), Publisher and any third-party Licensed Developers with whom Publisher contracts shall fully comply in all respects with

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all Guidelines, including technical specifications. In the event that Publisher uses any third-party tools to develop Executable Software or any portion thereof, Publisher shall be responsible at Publisher’s sole risk and expense for ensuring that it has obtained all necessary licenses for any such use.
     3.2 Subcontractors. Publisher may retain subcontractors who provide services which do not require access to SCE Materials or SCE Confidential Information without prior approval. Otherwise, Publisher may retain subcontractor(s) to assist with the development, publication and marketing of Licensed Products (or portions thereof) which have signed (i) an LPA or LDA with the SCE Company (the “PlayStation 3 Agreement”) in full force and effect throughout the term of such development, publishing and marketing services or (ii) if required by the SCE Company, an SCE Company-approved subcontractor agreement (“Subcontractor Agreement”), and the SCE Company has approved such subcontractor in writing (which approval shall be in the SCE Company’s sole discretion). Publisher shall not disclose to any subcontractor any of the SCE Confidential Information, including any SCE Materials, unless and until either a PlayStation 3 Agreement or any required Subcontractor Agreement has been executed and approved by the SCE Company. Publisher shall be solely responsible for verifying that all third parties that contribute to the development of any Licensed Product, or component thereof, satisfy the requirements of clause (i) or (ii) of this Section 3.2. Notwithstanding any consent which may be granted by the SCE Company for Publisher to employ any such permitted subcontractor(s), or any such separate agreement(s) that may be entered into by Publisher with any such permitted subcontractor, Publisher shall remain fully liable for its compliance with all of the provisions of this Agreement and for the compliance of any and all permitted subcontractors with the provisions of any agreements entered into by such subcontractors in accordance with this Section. Publisher shall use best efforts to cause all subcontractors that it retains in furtherance of this Agreement to comply in all respects with the terms and conditions of this Agreement, and hereby unconditionally guarantees all obligations of its subcontractors. The SCE Company may subcontract any of its rights or obligations hereunder.
     3.3 Form of Distribution. Executable Software distributed physically to end users and demonstration discs shall be in the form of PlayStation 3 Format Discs only. Publisher shall not, directly or indirectly, incorporate more than one Disc Product in a single Unit, or package or bundle Units of any Disc Product with any other goods or services, without the SCE Company’s prior written consent. Online Products, Online Gameplay and any services associated with Online Gameplay, including subscriptions, shall be distributed or made available electronically, including by wireless distribution, to end users over the PlayStation®Network only, unless the SCE Company gives express written consent to another manner of distribution on SCE Company standard terms or otherwise as agreed. Notwithstanding this limitation, Publisher may electronically transmit Executable Software from site to site, or from machine to machine over a computer network, for the sole purposes of facilitating development and for testing to be carried out under Section 6; provided that no right of retransmission shall attach to any such transmission, and provided further that Publisher shall use reasonable security measures customary within the high technology industry to reduce the risk of unauthorized interception or retransmission of such transmissions.

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     3.4 Distribution Channels for Disc Products. Publisher may use such distribution channels to distribute Disc Products as Publisher deems appropriate, including the use of third-party distributors, resellers, dealers and sales representatives. In the event that the SCE Company permits Publisher to have any of its Disc Products published by another Licensed Publisher, Publisher must, in addition to complying with Section 3.2, provide the SCE Company with advance written notice of such arrangement, including the name of the Licensed Publisher and any additional information requested by the SCE Company regarding the nature of the distribution services that would be provided by such third-party Licensed Publisher prior to manufacture of the Disc Product.
4. Online Gameplay.
     4.1 Access to and Maintenance of Online Gameplay. Publisher shall maintain servers hosting Online Gameplay for the periods specified in the Guidelines. Publisher, or, at SCEE’s option, SCEE or its Affiliate shall provide notice to consumers in a clear and conspicuous manner via one of the methods listed in Section 4.3 any permanent shutdown to a server hosting or supporting Online Gameplay no later than [*********] prior to any shutdown.
     4.2 Publisher Online Designee. Publisher shall appoint a dedicated contact person for its Licensed Products designed to allow Online Gameplay, who shall act as a liaison between the SCE Company and Publisher for all online matters relating to Licensed Products designed to allow Online Gameplay. Publisher’s designee shall also be responsible for ensuring that all terms and conditions relating to the online elements of the Licensed Products are complied with. Publisher shall give the SCE Company [*********] written notice prior to any change in designee.
     4.3 Online Legal Compliance. Licensed Products designed for Online Gameplay must include a legal disclosure enumerating end user, privacy and moderation policies and age rating (collectively, “Online Terms”) prior to allowing any end users to engage in Online Gameplay for the first time for a particular user or as otherwise required by law. The SCE Company reserves the right to review Publisher’s Online Terms, but shall have no liability for content of Publisher’s Online Terms. Online Terms shall either be coded into the applicable Licensed Product or available on the server hosting Online Gameplay in such a way that an end user must agree to it prior to accessing and engaging in Online Gameplay. Online Terms must comply with the Guidelines. Publisher must inform all end users engaging in or accessing Online Gameplay if any personally identifying information will be collected, how it will be collected, and how it will be used.
     4.4 Publisher Liability for Online Gameplay. Publisher shall bear exclusively all responsibility and liability for any features or capability of Licensed Products related to Online Gameplay, including Online Gameplay between territories using different television standards, whether PAL, NTSC or otherwise.
5. Limitations on Licenses; Reservation of Rights.
     5.1 Application of Council Directive 91/250/EEC. If Publisher has executed the Regional Rider in a Territory governed by Council Directive 91/250/EEC, the limitations set forth in Section 5 shall be subject to Council Directive 91/250/EEC.
     5.2 Reverse Engineering Prohibited. Publisher shall not directly or indirectly disassemble, decrypt, electronically scan, peel semiconductor components, decompile, or otherwise reverse engineer in any manner or attempt to reverse engineer or otherwise derive any source code from, all or any portion of the SCE Materials, or permit, assist or encourage any third party to do so.
     5.3 Limitation on Creation of Derivative Works. Publisher shall not use, modify, reproduce, sublicense, distribute, create derivative works from, or otherwise provide to third parties, the SCE Materials, in whole or in part, other than as expressly set forth herein without the SCE Company’s prior written consent.
     5.4 Limitation on Examination and Study of Tools. Publisher may study the performance, design and operation of the Development Tools solely for the limited purposes of developing and testing Publisher Software, or to develop tools to assist Publisher with the development and testing of Publisher Software. Any tools

* Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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developed or derived by Publisher as a result of studying the performance, design or operation of the Development Tools shall be considered derivative works of the SCE Materials and shall be owned by the SCE Company, but may be treated as trade secrets of Publisher. This section shall govern any conflict with a similar provision in any separate agreement.
     5.5 Limitations Regarding Content of Licensed Products. No rights are granted under this Agreement with respect to non-game products or products which contain significant elements of, or are a hybrid with, audio or video profile products. No rights are granted under this Agreement with respect to serving or providing in-game dynamic advertisements. Licensed Products may contain in-game static advertisements, subject to the Guidelines.
     5.6 Reservation of SCE Company’s Rights.
     5.6.1 Limitations on Use of SCE Materials and SCE Intellectual Property Rights. This Agreement does not grant any right or license under, and Publisher shall not use, any SCE Confidential Information, the SCE Materials, or any of the SCE Intellectual Property Rights except as expressly authorized hereunder and in strict compliance with the terms and conditions of this Agreement. No other right or license is to be implied by or inferred from any provision of this Agreement or the conduct of the parties. In particular, Publisher shall not use the Executable Software, SCE Materials or SCE Confidential Information (or any portion of any of the foregoing) in connection with the development of any software for any emulator or other computer hardware or software system. In no event shall Publisher patent any tools, methods, or applications, created, developed or derived from SCE Materials. Publisher shall not make available to any third party any tools developed or derived from the study of the Development Tools without the SCE Company’s express written permission. Use of such tools shall be strictly limited to the creation or testing of Licensed Products and any other use, direct or indirect, of such tools is strictly prohibited. Moreover, Publisher shall bear all risks arising from incompatibility of its Licensed Product and the System resulting from use of Publisher-created tools. The burden of proof under this Section shall be on Publisher, and the SCE Company reserves the right to require Publisher to furnish evidence satisfactory to the SCE Company that Publisher has complied with this Section.
     5.6.2 Ownership and Protection of SCE Materials and SCE Intellectual Property Rights. All rights with respect to the SCE Materials and the System, including all of the SCE Intellectual Property Rights, are the exclusive property of the SCE Company or its Affiliates. Publisher shall not do or cause to be done any act or thing in any way impairing or tending to impair any of the SCE Company’s rights, title or interests in or to the SCE Materials or the SCE Intellectual Property Rights. Publisher shall take all steps as the SCE Company may reasonably require for the protection and maintenance of the SCE Intellectual Property Rights, including executing licenses or obtaining registrations. Publisher shall not register any trademark in its own name or in any other person’s name, or use, or obtain rights to use Internet domain names or addresses, which are identical or similar to, or are likely to be confused with any of the Licensed Trademarks or any other trademarks of the SCE Company. All goodwill associated with the Licensed Trademarks, including any goodwill generated or arising by or through

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Publisher’s or its sub-licensees’ activities under this Agreement, accrues to the benefit of and belongs exclusively to the SCE Company. Nothing contained in this Agreement shall be deemed to grant Publisher the right to use the trademark “SONY” in any manner or for any purpose.
     5.6.3 Authentication. The SCE Company reserves the right to require Publisher to utilize an authentication or authorization system to be provided, licensed or designated by the SCE Company to authenticate and verify all Licensed Products and units of the System. The SCE Company reserves the right to insert serial numbers on all PlayStation 3 Format Discs for security or authentication purposes.
     5.7 Acknowledgment of Publisher’s Ownership Rights. Separate and apart from the SCE Materials and other rights licensed to Publisher by the SCE Company hereunder, as between Publisher and the SCE Company, Publisher retains all rights, title and interest in and to the Publisher Software, the Product Proposals, and related Product Information, including Publisher Intellectual Property Rights therein, as well as Publisher’s rights in any source code and other underlying material such as artwork and music (but specifically excluding the SCE Materials and any software provided directly or indirectly by the SCE Company) and any names used as titles for Licensed Products and other trademarks used by Publisher. Nothing in this Agreement shall restrict the right of Publisher to develop, distribute or transmit products incorporating the Publisher Software and underlying material, which do not contain or were not developed through use of the SCE Materials or the SCE Intellectual Property Rights, for any hardware platform or service other than the System, or to use Printed Materials or Advertising Materials approved by the SCE Company (excepting Printed Materials or Advertising Materials that contain any Licensed Trademarks) as Publisher determines for such other platforms.
     5.8 Guidelines Requirement. The licenses granted to Publisher are expressly conditioned on Publisher’s compliance with all provisions of the SCE Company’s Guidelines, as and when published or within a commercially reasonable time following its receipt of a publication expressly referencing such provisions, and any and all such provisions are incorporated herein by this reference. To the extent that the Guidelines change with respect to any Licensed Product materials that Publisher submits to the SCE Company under Section 6.1, Publisher shall only be required to implement any such revised Guidelines in subsequent orders of corresponding Disc Product or subsequent publications of corresponding Online Product. Publisher shall not be required to recall or destroy previously manufactured Disc Products, unless such Disc Products do not comply with the original standards, requirements and conditions set forth in the Guidelines or unless explicitly required to do so in writing by the SCE Company.
     6. Quality Standards for Licensed Products.
     6.1 Product Assessment, Format Quality Assurance and Printed and Advertising Materials. Publisher shall comply with the process and requirements for assessment and format quality assurance of Licensed Products and Advertising Materials, on a product-by-product basis as specified in the Guidelines. The SCE Company will not approve Licensed Products that are outside the PlayStation®3 format specifications in the Guidelines.
     6.2 Rating Requirements. No Licensed Product may be published, sold, distributed, marketed, advertised or promoted unless each Licensed Product bears a consumer advisory age rating, consisting of a rating code and product descriptors, either as required by local law or as issued by, and following the rating display requirements of, a consumer

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advisory ratings system designated by the SCE Company. Any and all costs and expenses incurred in connection with obtaining such rating shall be borne solely by Publisher. No Licensed Product, Printed Materials or Advertising Materials may bear more than one consumer advisory rating code. Any Online Product that can be used with a Disc Product must bear a rating that is the same as or lower than the rating issued to the Disc Product, unless the SCE Company gives express written consent.
     6.3 Compatibility of Licensed Products with Peripherals. Publisher shall be solely responsible for functionality and operational compatibility of its Licensed Products with any third-party peripherals (e.g., controllers, memory storage devices, etc.). The SCE Company shall have no responsibility to test or otherwise evaluate the compatibility of Publisher’s Licensed Products with any third-party peripherals. The SCE Company shall not be held responsible for any actual, incidental or consequential damages that may result from any use or inability to use any third-party peripherals with any Licensed Products or the System. If the SCE Company elects, at its sole discretion, to test or otherwise evaluate the compatibility of Publisher’s Licensed Products with any third-party peripheral device then, (i) any such testing or evaluation shall not obligate the SCE Company to test or evaluate any other third-party peripherals; (ii) any such testing or evaluation shall not shift to the SCE Company any responsibility to ensure or assess the functionality or compatibility of any third-party peripheral or require the SCE Company to report any third-party peripheral incompatibilities; and (iii) Publisher shall provide the SCE Company, upon request and at no additional cost or expense to the SCE Company, with a reasonable number of samples of any such third-party peripheral products for testing and review in a timely manner. In the event that any Licensed Product fails to perform to the SCE Company’s satisfaction with any third-party peripheral that it is intended to support, the SCE Company shall have the right to require that Publisher modify or remove such portions of the Executable Software as are intended to support the affected third-party peripheral.
     6.4 Publisher’s Additional Quality Assurance Obligations. If at any time or times subsequent to the approval of any part of a Licensed Product, the SCE Company identifies any material defects (such materiality to be determined by the SCE Company in its sole discretion) with respect to the Licensed Product, or in the event that the SCE Company identifies any improper use of its Licensed Trademarks or the SCE Materials, or any material defects or improper use are brought to the attention of the SCE Company, Publisher shall, at no cost to the SCE Company, promptly correct any such material defects, or improper use, to the SCE Company’s commercially reasonable satisfaction, which may include, in the SCE Company’s judgment, the recall and re-release of Units of the affected Disc Product or publication of an update, upgrade or technical fix to an Online Product. In the event any Licensed Products create any risk of loss or damage to any property or injury to any person, Publisher shall immediately take effective steps, at Publisher’s sole liability and expense, to recall and remove such Licensed Products from any affected channels of distribution; provided, however, that if Publisher is not acting as the distributor or seller for the Licensed Products, its obligation shall be to use its best efforts to arrange removal of all affected Licensed Products from the relevant distribution channels. Publisher shall provide all end-user support for Licensed Products. Publisher and the SCE Group Company may enter into a separate agreement to have Publisher provide all end-user support for Online Gameplay of Publisher’s Licensed Products that is provided through the PlayStation®Network. The SCE Company expressly disclaims any obligations or liability to provide end-user support with respect to Licensed Products.
7. Manufacture of Disc Products.
     7.1 Manufacture of Units. Upon approval of Executable Software and associated Printed Materials pursuant to Section 6, and subject to Sections 7.4 — 7.7, the Designated Manufacturing Facility will, in accordance with the terms and conditions set forth in this Section 7, and at Publisher’s request and sole expense (a) manufacture PlayStation 3 Format Discs for Publisher;

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(b) manufacture Publisher’s Packaging and Printed Materials; and (c) assemble the PlayStation 3 Format Discs with the related Printed Materials and Packaging. Publisher shall comply with all Guidelines relating to the production of Units of Disc Products. The SCE Company reserves the right to insert or require Publisher to make arrangements for the insertion of certain Printed Materials relating to the System into each Unit.
     7.2 Designated Manufacturing Facilities. To insure compatibility of PlayStation 3 Format Discs with the System, consistent quality of the Disc Products and incorporation of anti-piracy security measures, the SCE Company shall designate and license a Designated Manufacturing Facility or Facilities to reproduce PlayStation 3 Format Discs. Publisher shall purchase [*********] for PlayStation 3 Format Discs, including demonstration discs, from such Designated Manufacturing Facility. Any Designated Manufacturing Facility shall be entitled to enforce the terms of this Agreement.
     7.3 Creation of Master PlayStation 3 Format Disc. Using one of the fully approved Master Discs provided by Publisher under the Guidelines, the SCE Company or the Designated Manufacturing Facility shall create an encrypted, reproducible master of the Executable Software (formatted as a PlayStation 3 Format Disc) from which all other copies of the Executable Software for the corresponding Disc Product are to be replicated. Publisher shall be responsible for the costs, as determined by the SCE Company or the Designated Manufacturing Facility, of producing the reproducible masters of any and all Executable Software.
     7.4 Manufacture of Printed Materials by Designated Manufacturing Facility. If Publisher elects to order Printed Materials from a Designated Manufacturing Facility, Publisher shall deliver all SCE Company-approved Printed Materials to that Designated Manufacturing Facility, at Publisher’s sole risk and expense, and the Designated Manufacturing Facility will manufacture such Printed Materials in accordance with this Section 7. In order to insure against loss or damage to the copies of the Printed Materials furnished to the SCE Company, Publisher shall retain duplicates of all Printed Materials, and neither the SCE Company nor any Designated Manufacturing Facility shall be liable for any loss of or damage to any Printed Materials.
     7.5 Manufacture of Printed Materials by Alternate Source. Subject to the Guidelines, Publisher may elect to be responsible for manufacturing its own Printed Materials (other than artwork which is to be reproduced or otherwise displayed on any PlayStation 3 Format Discs, which Publisher will supply to the Designated Manufacturing Facility for incorporation within the Disc Products), at Publisher’s sole risk and expense. The SCE Company shall have the right to disapprove any Printed Materials that do not comply with the applicable Guidelines. If Publisher elects to supply its own Printed Materials, neither the SCE Company nor any Designated Manufacturing Facility shall be responsible for any delays arising from use of Publisher’s own Printed Materials.
     7.6 Manufacture of Packaging by Designated Manufacturing Facility. To ensure consistent quality of the Disc Products, the SCE Company may designate and license a Designated Manufacturing Facility to reproduce all or part of the proprietary Packaging for the Disc Products. If so, then Publisher shall purchase [*********] for such Packaging from a Designated Manufacturing Facility during the Term.
     7.7 Assembly Services. Publisher may either procure assembly services from a Designated Manufacturing Facility or, with the SCE Company’s prior written consent, from an alternate source. If Publisher elects to be responsible for assembling the Disc Products, then the Designated Manufacturing Facility shall ship the component parts of the Disc Product to a destination designated by Publisher, at Publisher’s sole risk and expense. The SCE Company shall have the right to

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inspect any assembly facilities that Publisher proposes to use in order to determine if the component parts of the Disc Products are being assembled in accordance with the SCE Company’s quality standards. The SCE Company may require Publisher to recall any Units of any Disc Products that fail to comply with the Guidelines. If Publisher elects to use alternate assembly facilities, neither the SCE Company nor any Designated Manufacturing Facility shall be responsible for any delays or other production issues, including missing component parts, arising from use of alternate assembly facilities. Publisher shall comply with all applicable labor laws and, in accordance with the provisions of Section 16.8, shall not employ child labor, slave labor or forced labor in connection with the assembly of the Licensed Products.
     7.8 Orders and Delivery.
          7.8.1 Orders. Publisher shall issue Purchase Order(s) to a Designated Manufacturing Facility in the form set forth and containing the information required in the Guidelines, with a copy to the SCE Company. No Purchase Orders will be processed for any Disc Product unless that Disc Product is fully compliant with the Guidelines. All Purchase Orders shall be subject to approval by the SCE Company not to be unreasonably withheld and to acceptance by the Designated Manufacturing Facility pursuant to the Guidelines. Purchase Orders issued by Publisher to a Designated Manufacturing Facility for each Licensed Product approved by the SCE Company shall be non-cancelable and are subject to the order requirements of the Designated Manufacturing Facility.
          7.8.2 General Terms. Neither the SCE Company nor any Designated Manufacturing Facility shall be responsible for shortage or breakage with respect to any order if component parts or assembly services are obtained from alternate sources.
     7.9 Delivery of Disc Products. The Designated Manufacturing Facility will deliver Disc Products to Publisher at Publisher’s sole expense, except where otherwise provided under this Agreement. Publisher shall have no right to have completed Units of Disc Products stored after manufacture.
     7.10 Ownership of Original Master Discs. Due to the proprietary and confidential nature of the mastering and encryption process, neither the SCE Company nor any Designated Manufacturing Facility shall under any circumstances release any original Master Discs, reproducible masters created under section 7.3 or other in-process materials to Publisher. All such materials shall be and remain the sole property of the SCE Company or the Designated Manufacturing Facility (as applicable). Notwithstanding the foregoing, the Publisher Intellectual Property Rights contained in the Publisher Software that is contained in any such in-process materials is, as between the SCE Company and Publisher, the sole and exclusive property of Publisher or its licensors.
8. Marketing of Licensed Products.
     8.1 Marketing Generally. At no expense to the SCE Company, Publisher shall, and shall direct its distributors to, diligently market, sell and distribute the Licensed Products, and shall use commercially reasonable efforts to stimulate demand for such Licensed Products throughout the Territory and to supply any resulting demand. Publisher shall use reasonable efforts to protect the Licensed Products from and against illegal reproduction or copying by end users or by any other persons.
     8.2 Samples. Publisher shall provide sample Units of each Disc Product to the SCE Company in the quantities and per the terms specified in the Guidelines. In the event that Publisher assembles any Disc Product using an alternate source, Publisher shall be responsible for shipping such sample Units to the SCE Company, at Publisher’s cost and expense, promptly following the commercial release of such Disc Product. Units shall not be shipped to the SCE Company prior to the commercial release of such Disc Product. The SCE

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Company assumes no liability for release of samples prior to commercial release. The SCE Company shall not directly or indirectly resell any such sample Units of the Disc Products without Publisher’s prior written consent. The SCE Company may distribute sample Units to its employees, provided that it uses its reasonable efforts to ensure that such Units are not sold into the retail market. In addition, subject to availability, Publisher shall sell to the SCE Company additional Units at cost.
     8.3 Marketing Programs. From time to time, Company may invite Publisher to participate in promotional or advertising opportunities that may feature one or more Licensed Products from one or more Licensed Publishers. Participation shall be voluntary and subject to terms to be determined at the time of the opportunity. In the event Publisher elects to participate, all materials submitted by Publisher to the SCE Company shall be submitted subject to the Guidelines and delivery of such materials to the SCE Company shall constitute acceptance by Publisher of the terms of the offer. Each Affiliate shall be entitled to display and otherwise use the Attribution Line on its multi-product marketing materials, unless otherwise agreed in writing.
     8.4 PlayStation Website. Publisher shall provide the SCE Company with Product Information for a web page for each of its Licensed Products for display on the PlayStation promotional website, or other website(s) operated by the SCE Company from time to time in connection with the promotion of the PlayStation brand. Specifications for Product Information for such web pages shall be as provided in the Guidelines. Publisher shall provide the SCE Company with such Product Information for each Licensed Product upon submission of Printed Materials to the SCE Company for approval pursuant to the Guidelines. Publisher shall also provide updates for any such web page in a timely manner as may be required in the Guidelines.
     8.5 Demonstration Disc Programs. The SCE Company may, from time to time, provide opportunities for Publisher to contribute Licensed Product content for distribution as part of a demonstration disc published by any Affiliate, or permit Publisher to publish its own demonstration disc pursuant to a third party demonstration disc program. The specifications with respect to the approval, creation, manufacture, marketing, distribution and sale of any such demo disc programs shall be set forth in the Guidelines. The SCE Company reserves the right to choose from products submitted from other Licensed Publishers and first party products to determine the specific products that will be included in any SCE Company demonstration discs, and Publisher’s Licensed Products will not be guaranteed prominence or preferential treatment on any SCE demonstration disc. The SCE Company has no obligation to publish, advertise or promote any demonstration disc.
     8.6 Contests and Sweepstakes of Publisher. Publisher may conduct contests, sweepstakes, competitions and promotions, as permitted by law (collectively, “Contest” or “Contests”), to promote Licensed Products. The SCE Company shall permit Publisher to include Contest materials in Printed Materials and Advertising Materials, subject to compliance with the provisions of Sections 10.2 and 11.2, and subject to the Guidelines.
9. Payments.
     9.1 Payments for Licensed Products. Publisher shall pay the SCE Company either directly or through its designee, for Licensed Products, including Licensed Products in any “Greatest Hits,” “Platinum” or any other program, and demonstration discs, at the rates and in the manner specified in the Regional Riders and the terms of this Section 9. Publisher shall be required in all cases to make payments to the SCE Company, in accordance with this Section 9 and the Regional Rider, with respect to any and all of Publisher’s products that are developed utilizing any SCE Materials or SCE Intellectual Property Rights or any derivative works based on or otherwise derived from the same. The burden of proof under this

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Section shall be on Publisher. The SCE Company reserves the right to require Publisher to furnish evidence satisfactory to the SCE Company that Publisher has complied with any or all of its obligations pursuant to this Section. Payment terms are subject to change in the SCE Company’s discretion upon reasonable notice to Publisher.
     9.2 Payment for Units of Disc Products. Payments shall be made to the SCE Company through its Designated Manufacturing Facility concurrent with the placement of any Purchase Order for Units of any Disc Product in accordance with the terms and conditions set forth in this Agreement unless otherwise agreed in writing with the SCE Company. Payment shall be made prior to manufacture unless the SCE Company has agreed in writing to extend credit terms to Publisher under Section 9.3.
     9.3 Credit Terms. The SCE Company is not required to extend any credit terms to Publisher, but may do so in the SCE Company’s sole discretion. Credit terms and limits shall be subject to revocation or extension at the SCE Company’s sole discretion. If credit terms are extended to Publisher, Purchase Orders will be invoiced upon shipment of Disc Products and each invoice will be payable within [*********] of the date of the invoice. Publisher shall be additionally liable for all costs and expenses of collection, including without limitation, reasonable fees for lawyers and court costs.
     9.4 Charges and Deductions. The amounts that Publisher must pay under this Agreement are exclusive of all taxes, duties, charges or assessments which the SCE Company or the Designated Manufacturing Facility may have to collect or pay and for which Publisher is solely responsible. No costs incurred in the development, manufacture, marketing, sale or distribution of any Licensed Products shall be deducted from any amounts payable under this Agreement. Similarly, there shall be no deduction from any amounts owed hereunder as a result of any uncollectible accounts owed to Publisher, or for any credits, discounts, allowances or returns which Publisher may credit or otherwise grant to any third-party customer of any Licensed Products, or for any taxes, fees, assessments or expenses of any kind which may be incurred by Publisher in connection with its sale or distribution of any Licensed Products or arising with respect to the payment of royalties. Publisher may not assert any credit, set-off or counterclaim to justify withholding payment under this Agreement. Publisher shall be solely responsible for and bear any costs relating to any withholding taxes or other such assessments which may be imposed by any governmental authority with respect to the payments to the SCE Company. Publisher shall provide the SCE Company with official tax receipts or other such documentary evidence issued by the applicable tax authorities sufficient to substantiate that any such taxes or assessments have in fact been timely paid. Deductions may only be made after issuance of an approved credit memo from the SCE Company or a Designated Manufacturing Facility.
     9.5 General Terms. Each shipment to Publisher shall constitute a separate sale, whether said shipment constitutes the whole or partial fulfillment of any Purchase Order. Title to Units shall pass to Publisher only upon payment in full of the amounts due under this Agreement for those Units. The receipt and deposit by the SCE Company of any moneys payable under this Agreement shall be without prejudice to any rights or remedies the SCE Company has and shall not restrict or prevent the SCE Company from challenging the basis for calculation or payment accuracy. Nothing in this Agreement shall excuse or be construed as a waiver of Publisher’s obligation to timely provide any and all payments owed to the SCE Company or any Designated Manufacturing Facility.
10. Representations and Warranties.
     10.1 Representations and Warranties of SCE Company. The SCE Company represents and warrants solely for the benefit of Publisher that the SCE Company has the right, power and authority to enter into this

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Agreement and to fully perform its obligations hereunder.
     10.2 Representations and Warranties of Publisher. Publisher represents and warrants that:
     (i) There is no threatened or pending action, suit, claim or proceeding alleging that the use or possession by Publisher or its affiliates of all or any part of the Publisher Software, Product Proposals, Product Information, Printed Materials, Advertising Materials, Packaging not provided by the Designated Manufacturing Facility, or any underlying work or content embodied in any of the foregoing, including any name, designation or trademark used in conjunction with any of the Licensed Products, infringes or otherwise violates any intellectual property right or other right or interest of any kind whatsoever anywhere in the world of any third party, or otherwise contesting any right, title or interest of Publisher in or to the Publisher Software, Product Proposals, Product Information, Printed Materials, Advertising Materials, Packaging not provided by the Designated Manufacturing Facility, or any underlying work or content embodied in any of the foregoing, including any name, designation or trademark used in conjunction with any of the Licensed Products;
     (ii) The Publisher Software, Product Proposals, Product Information, Printed Materials, Advertising Materials, Packaging not provided by the Designated Manufacturing Facility, and their contemplated disclosure or use under this Agreement do not and shall not infringe any person’s rights including patents, copyrights (including rights in a joint work), trademarks, trade dress, trade secret, rights of publicity, privacy, performance, moral rights, literary rights or any other right or interest anywhere in the world of any third party. Publisher has obtained the consent of all holders of intellectual property rights necessary for the SCE Company’s or its Affiliates’ use of any Publisher Software, Product Proposals, Product Information, Printed Materials, Advertising Materials and Packaging not provided by the Designated Manufacturing Facility provided by Publisher, which may be reproduced, published, publicly displayed, publicly performed, marketed, sold and otherwise distributed by the SCE Company and any Affiliates in accordance with this Agreement. Publisher has made all payments required to any person having any legal rights arising from such disclosure or use so that the SCE Company will not incur any obligation to pay any royalty, residual, union, guild or other fees or expenses;
     (iii) Publisher has the right, power and authority to enter into this Agreement, to grant the SCE Company the rights granted hereunder and to fully perform its obligations hereunder;
     (iv)The making of this Agreement by Publisher does not violate any separate agreement, rights or obligations existing between Publisher and any other person, and, throughout the Term, Publisher shall not make any separate agreement with any third party that is inconsistent with any of the provisions of this Agreement;
     (v) Publisher has not previously taken any action that could be interpreted as having sold, assigned, leased, licensed or in any other way disposed of or encumbered any of the rights granted to Publisher hereunder. Publisher will not sell, assign, lease, license or in any other way dispose of or encumber any of such rights except as expressly consented to by the SCE Company in writing;
     (vii) Neither Publisher nor its affiliates shall make any representation or give any warranty to any person or entity expressly or on the SCE Company’s behalf, or to the effect that the Licensed Products are connected in any way with the SCE Company other than that the Executable Software and Licensed Products have been developed, marketed, sold and distributed under license from the SCE Company;
     (viii) In the event that any Executable Software is delivered by Publisher to any other Licensed Publishers or Licensed Developers in

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source code form, Publisher will take all precautions consistent with the protection of valuable trade secrets by companies in high technology industries to ensure that such third parties protect and maintain the confidentiality of such source code;
     (ix) The Executable Software, excepting any SCE Materials, and any Product Information shall be in a commercially acceptable form, free of significant bugs, defects, time bombs or viruses or unauthorized content that is inconsistent with the age rating applicable to the corresponding Licensed Product, which could disrupt, delay, or destroy the Executable Software or System, or render any of such items less than fully useful, or that could cause the SCE Company to suffer public disrepute, contempt, scandal or ridicule, or which insults or offends the community or any substantial organized group thereof or which could tend to adversely affect the SCE Company’s name, reputation or goodwill associated with the System, and shall be fully compatible with the System and all peripherals listed on the Printed Materials as compatible with the Licensed Product;
     (x) Each of the Licensed Products shall be developed, marketed, sold and distributed by or at the direction of Publisher in an ethical manner and in a responsible manner with respect to the protection of children in the online environment, and in full compliance with all applicable laws, including federal, state, provincial, local and foreign laws, and any rules, regulations and standards promulgated thereunder, including lottery laws and labor laws, and will not contain content that violates applicable laws, including those relating to privacy or any obscene or defamatory matter;
     (xi) Publisher’s policies and practices with respect to the development, marketing, sale, and distribution of the Licensed Products shall in no manner reflect adversely upon the name, reputation or goodwill of the SCE Company or any Affiliate;
     (xii) To the extent Publisher wishes to utilize a Licensed Developer to assist in development of Licensed Products, Publisher has contracted, or will contract, with a Licensed Developer for the technical expertise and resources necessary to fulfill its obligations under this Agreement; and
     (xiii)Publisher shall make no false, misleading or inconsistent representations or claims with respect to the System, any Licensed Products, or the SCE Company or any Affiliate.
11. Indemnities; Limited Liability.
11.1 Indemnification by SCE Company. The SCE Company shall indemnify and hold Publisher harmless from and against any and all third-party claims, demands, losses, liabilities, damages, expenses and costs, including reasonable fees for lawyers, expert witnesses and litigation costs, and costs incurred in the settlement or avoidance of any such claim, in connection with or which result from a breach of any of the SCE Company’s representations or warranties set forth in Section 10.1 (collectively, “SCE-Indemnified Claim(s)”); provided that: (i) Publisher shall give prompt written notice to the SCE Company of the assertion of any SCE-Indemnified Claim; (ii) the SCE Company shall have the right to select counsel and control the defense and settlement of any SCE-Indemnified Claim and Publisher shall not agree to the settlement of any SCE-Indemnified Claim without the SCE Company’s prior written consent; and (iii) Publisher shall provide the SCE Company reasonable assistance and cooperation concerning any SCE-Indemnified Claim, except that Publisher need not incur any out-of-pocket costs in rendering such assistance and cooperation. The SCE Company shall have the exclusive right, at its discretion, to commence and prosecute at its own expense any lawsuit or to take such other action with respect to SCE-Indemnified Claims as shall be deemed appropriate by the SCE Company.
11.2 Indemnification By Publisher. Publisher shall indemnify and hold the

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SCE Company harmless from and against any and all claims, demands, losses, liabilities, damages, expenses and costs, including reasonable fees for lawyers, expert witnesses and litigation costs, and costs incurred in the settlement or avoidance of any such claim, in connection with or which result from (i) a breach of any of the provisions of this Agreement; (ii) any claim of infringement of a third party’s intellectual property rights or any consumer claim, with respect to Publisher’s Licensed Products, including claims related to Publisher’s support of unauthorized or unlicensed peripherals or software that are not part of the PlayStation 3 format specifications as set forth in the Guidelines; (iii) any claim related to any Licensed Product features or capability related to cross-regional Online Gameplay; (iv) any claims of or in connection with any personal or bodily injury (including death or disability) or property damage arising out of, in whole or in part, the development, marketing, advertising, sale, distribution or use of any of the Licensed Products (or portions thereof) unless due directly and solely to the breach of the SCE Company in performing any of the specific duties or providing any of the specific services required of it hereunder; or (v) any federal, state or foreign civil or criminal investigations or actions relating to the development, marketing, advertising, sale or distribution of Licensed Products (all subsections collectively, “Publisher-Indemnified Claim(s)”), provided that (a) the SCE Company shall give prompt written notice to Publisher of the assertion of any Publisher-Indemnified Claim; (b) Publisher shall have the right to select counsel and control the defense and settlement of any Publisher-Indemnified Claim, except that with respect to any Publisher-Indemnified Claims made by a third party against the SCE Company, the SCE Company shall have the right to select counsel for the SCE Company and reasonably control the defense and settlement of the Publisher-Indemnified Claim against the SCE Company; and (c) the SCE Company shall provide Publisher with reasonable assistance and cooperation concerning any Publisher-Indemnified Claim, except that the SCE Company need not incur any out-of-pocket costs in rendering such assistance and cooperation. Subject to the foregoing, Publisher shall have the exclusive right, at its discretion, to commence and prosecute at its own expense any lawsuit or to take such other action with respect to Publisher-Indemnified Claims as shall be deemed appropriate by Publisher.
     11.3 LIMITATIONS OF LIABILITY.
          11.3.1 SCE Limitation of Liability for Financial Losses. In no event shall the SCE Company or any Affiliates, or the officers, directors, employees, agents, licensors or suppliers of any of such entities, be liable for loss of revenue, loss of actual or prospective profits, loss of contracts, loss of anticipated savings, loss of business opportunity, reputation or goodwill or loss of, damage to or corruption of data (whether such loss or damages are direct, indirect, special, incidental or consequential) arising out of, relating to, or in connection with this Agreement or any collateral contract (including the breach of this Agreement by the SCE Group Company), whether known, foreseen or foreseeable and whether in contract, tort (including negligence), product liability, under indemnity, or otherwise.
          11.3.2 SCE Limitation of Liability for Other Consequential Losses. In no event shall the SCE Company, its Affiliates or the officers, directors, employees, agents, licensors or suppliers of any of such entities, be liable for any indirect, special, incidental or consequential loss or damage of any kind arising out of or in connection with this Agreement or any collateral contract (including the breach of this Agreement by the SCE Group Company), whether known, foreseen or foreseeable and whether in contract, tort (including negligence), product liability, under an indemnity or otherwise.
          11.3.3 SCE Limitation of Liability for Representations. Publisher shall have no remedy with respect to any representation made to it upon which it relied in entering into this Agreement and the SCE Company and its

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Affiliates and the officers, directors, employees, agents, licensors or suppliers of any of such entities shall have no liability to Publisher other than under the express terms of this Agreement. In this Section 11.3.3, “representation” means any undertaking, promise, assurance, statement, representation, warranty or understanding, whether in writing or otherwise, of any person (whether a party to this Agreement or not), relating to the subject matter of this Agreement.
          11.3.4 SCE Limitation of Liability for SCE Materials and Publisher’s Materials. Except as expressly set forth herein, neither the SCE Company, nor its Affiliates, nor the officers, directors, employees, agents, licensors or suppliers of any of such entities, shall bear any risk, or have any responsibility or liability of any kind to Publisher or to any third parties with respect to the quality, functionality, operation or performance of, or the use or inability to use, all or any part of the SCE Materials, the System, the Licensed Products or Units of Disc Products, or for any software errors or “bugs” in Product Information included on SCE Company demonstration discs.
          11.3.5 SCE Limitation of Financial Liability. In no event shall the SCE Company’s liability arising under, relating to, or in connection with this Agreement, or any collateral contract, exceed the total amount paid by Publisher under Section 9 within the [*********] period immediately prior to the date of the first occurrence of the event or circumstances giving rise to the claimed liability.
          11.3.6 Publisher Limitation of Liability. In no event shall Publisher, its officers, directors, employees, agents, licensors or suppliers be liable to the SCE Company for loss of revenue, loss of actual or prospective profits, loss of contracts, loss of anticipated savings, loss of business opportunity, reputation or goodwill or loss of, damage to or corruption of data (whether such loss or damage is direct, indirect, special, incidental or consequential), arising out of or in connection with this Agreement or any collateral contract (including the breach of this Agreement by Publisher) provided that such limitations shall not apply to damages resulting from Publisher’s breach of Sections 2, 3, 5, 11.2, or 13 of this Agreement, or to any amounts which Publisher may be required to pay pursuant to Sections 11.2 or 16.10.
          11.3.7 Disclaimer of Warranty. Except as expressly provided in Section 10.1, neither the SCE Company, nor any of its officers, directors, employees, agents or suppliers, make, nor does Publisher receive, any warranties (express, implied or statutory) regarding all or part of the SCE Materials, the SCE Confidential Information, the SCE Intellectual Property Rights, the System, Units manufactured hereunder or Product Information included on demonstration discs. Without limiting the generality of the foregoing, the SCE Company disclaims any warranties, conditions or other terms implied by any law (including as to merchantability, satisfactory quality or fitness for a particular purpose and warranties against infringement, and the equivalents thereof under the laws of any jurisdiction) to the fullest extent permitted by applicable law.
          11.3.8 Law Applicable to Liabilities. Nothing in this Agreement shall exclude or limit any liability of either party which may not be excluded or limited under applicable law.
12. Infringement of SCE Intellectual Property Rights By Third Parties.
In the event that Publisher discovers or otherwise becomes aware that any of the SCE Intellectual Property Rights have been or are being infringed by any third party, Publisher shall promptly notify the SCE Company. The SCE Company shall have the sole right, in its discretion, to institute and prosecute lawsuits against third parties regarding infringement of SCE Intellectual Property Rights. Any lawsuit shall be prosecuted solely at the cost and expense of the SCE Company and all sums recovered in any such lawsuits, whether by judgment, settlement or otherwise, shall belong solely to the SCE Company.

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Upon the SCE Company’s request, Publisher shall execute all papers, testify on all matters and otherwise cooperate in every way necessary or desirable for the prosecution of any such lawsuit. The SCE Company shall reimburse Publisher for the reasonable expenses incurred as a result of such cooperation, but unless authorized by other provisions of this Agreement, not costs and expenses attributable to any cross-claim, counterclaim or third party action.
13. Confidentiality.
     13.1 SCE Confidential Information.
          13.1.1 Definition of SCE Confidential Information. “SCE Confidential Information” shall mean:
          (i) the SCE Materials, the Development Tools, the Guidelines, the Regional Riders and this Agreement, including all exhibits and schedules attached to any of the foregoing and all information related to these items;
          (ii) other information, documents and materials developed, owned, licensed or under the control of the SCE Company or any Affiliate, including all processes, data, hardware, software, inventions, trade secrets, ideas, creations, improvements, designs, discoveries, developments, research and know-how, including SCE Intellectual Property Rights relating to the SCE Materials and the Development Tools; and
          (iii) information, documents and other materials regarding the SCE Company’s or any Affiliate’s finances, business and business methods, marketing and technical plans, and development and production plans; and
          (iv) third-party information and documents licensed to or under the control of the SCE Company or any Affiliate.
The SCE Confidential Information consists of information in any medium, whether oral, printed, in machine-readable form or otherwise, provided to Publisher before or during the Term, including information subsequently reduced to tangible or written form. In addition, the existence of a relationship between Publisher and the SCE Company shall be deemed to be the SCE Confidential Information unless otherwise agreed to in writing by the parties or until publicly announced by the SCE Company or any Affiliate.
          13.1.2 Term of Protection of the SCE Confidential Information. The term for the protection of the SCE Confidential Information shall commence on the Effective Date and shall continue in full force and effect for as long as any of the SCE Confidential Information continues to be maintained as confidential and proprietary by the SCE Company or any Affiliate.
          13.1.3 Preservation of SCE Confidential Information. Publisher shall, with respect to the SCE Confidential Information:
          (i) not disclose SCE Confidential Information to any person, other than those employees, directors or officers of the Publisher or subcontractors expressly approved under Section 3.2, whose duties justify a “need-to-know” and who have executed a confidentiality agreement in which such employees, directors, officers or subcontractors have agreed not to disclose and to protect and maintain the confidentiality of all confidential information and materials inclusive of those of third parties which may be disclosed to them or to which they may have access during the course of their duties. At the SCE Company’s request, Publisher shall provide the SCE Company with a copy of such confidentiality agreement between Publisher and its employees, directors, officers, or subcontractors and shall also provide the SCE Company with a list of employee, director, officer, and subcontractor signatories. Publisher shall not disclose any of the SCE Confidential Information to third parties, other than expressly approved subcontractors under section 3.2, including to consultants or agents

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without the SCE Company’s prior written consent. Any employees, directors, officers, subcontractors, authorized consultants and agents who obtain access to or copies of the SCE Confidential Information shall be advised by Publisher of the confidential or proprietary nature of the SCE Confidential Information, and Publisher shall be responsible for any breach of this Agreement by all such persons.
          (ii) hold all of the SCE Confidential Information in confidence and take all measures necessary to preserve the confidentiality of the SCE Confidential Information in order to avoid disclosure, publication, or dissemination, using as high a degree of care and scrutiny, but at least reasonable care, as is consistent with the protection of valuable trade secrets by companies in high technology industries.
          (iii) ensure that all written materials relating to or containing the SCE Confidential Information be maintained in a restricted access area and plainly marked to indicate the proprietary and confidential nature thereof.
          (iv) at the SCE Company’s request, return promptly to the SCE Company any and all portions of the SCE Confidential Information, together with all copies thereof.
          (v) not use, copy, reproduce, modify, create derivative works from, sublicense, distribute, or otherwise disseminate the SCE Confidential Information, or any portion thereof, except as expressly authorized, nor shall Publisher remove any proprietary legend set forth on or contained within any of the SCE Confidential Information.
          13.1.4 Exceptions. The foregoing restrictions shall not apply to any portion of the SCE Confidential Information which:
          (i) was previously known by Publisher without restriction on disclosure or use, as proven by written documentation of Publisher;
          (ii) is or legitimately becomes part of the public domain through no fault of Publisher or any of its employees, directors, officers, consultants or agents;
          (iii) is independently developed by Publisher’s employees or consultants who have not had access to or otherwise used the SCE Confidential Information (or any portion thereof), as proven by written documentation of Publisher;
          (iv) is required to be disclosed by court, administrative or governmental order; provided that Publisher must use all reasonable efforts prior to issuance of any such order to maintain the confidentiality of the SCE Confidential Information, including asserting in any action or investigation the restrictions set forth in this Agreement, and, immediately after receiving notice of any such action, investigation, or threatened action or investigation, Publisher must notify the SCE Company of such action, investigation, or threatened action or investigation, unless Publisher is ordered by a court not to so notify; or
          (v) is approved for release by written authorization of the SCE Company.
          13.1.5 No Obligation to License. Disclosure of the SCE Confidential Information to Publisher shall not (i) constitute any option, grant or license from the SCE Company to Publisher under any SCE Intellectual Property Rights now or after owned or controlled by the SCE Company; (ii) result in any obligation on the part of the SCE Company to approve any materials of Publisher; (iii) give Publisher any right to, directly or indirectly, develop, manufacture, sell or otherwise distribute any product derived from or which uses or was developed with the use of the SCE Confidential Information (or any portion thereof), other than as expressly set forth in this Agreement.
          13.1.6 Publisher’s Obligations Upon Unauthorized Disclosure. If at any time Publisher becomes aware of any unauthorized

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duplication, access, use, possession or knowledge of any of the SCE Confidential Information, it shall notify the SCE Company as soon as reasonably practicable, and shall promptly act to recover any such information and prevent further breach of the confidentiality obligations herein. Publisher shall provide any and all reasonable assistance to the SCE Company to protect the SCE Company’s proprietary rights in any of the SCE Confidential Information that Publisher or its employees, directors, officers, or permitted subcontractors, consultants, or agents may have directly or indirectly disclosed or made available, and that may be duplicated, accessed, used, possessed or known in any manner or for any purpose not expressly authorized by this Agreement, including enforcement of confidentiality agreements, commencement and prosecution in good faith (alone or with the SCE Company) of legal action, and reimbursement for all reasonable lawyers’ fees, costs and expenses incurred by the SCE Company to protect the SCE Company’s proprietary rights in the SCE Confidential Information. Publisher shall take all steps requested by the SCE Company to prevent the recurrence of any unauthorized duplication, access, use, possession or knowledge of the SCE Confidential Information.
     13.2 Publisher’s Confidential Information.
          13.2.1 Definition of Publisher’s Confidential Information. “Publisher’s Confidential Information” shall mean:
          (i) any Publisher Software provided to the SCE Company pursuant to this Agreement and all documentation and information relating thereto, including Product Proposals, Printed Materials and Advertising Materials (other than documentation and information intended for release to and use by end users, the general public or the trade);
          (ii) other documents and materials developed, owned, licensed or under the control of Publisher, including all processes, data, hardware, software, inventions, trade secrets, ideas, creations, improvements, designs, discoveries, developments, research and knowhow; and
          (iii) information and documents regarding Publisher’s finances, business, marketing and technical plans, business methods and production plans.
Publisher’s Confidential Information may consist of information in any medium, whether oral, printed, in machine-readable form or otherwise, provided to the SCE Company before or during the Term, including information subsequently reduced to tangible or written form.
          13.2.2 Term of Protection of Publisher’s Confidential Information. The term for the protection of Publisher’s Confidential Information shall commence on the Effective Date and shall continue in full force and effect for as long as any of Publisher’s Confidential Information continues to be maintained as confidential and proprietary by Publisher.
          13.2.3 Preservation of Confidential Information of Publisher. The SCE Company shall, with respect to Publisher’s Confidential Information:
          (i) hold all Publisher’s Confidential Information in confidence and take all reasonable steps to preserve the confidentiality of Publisher’s Confidential Information, and to prevent it from falling into the public domain or into the possession of persons other than those persons to whom disclosure is authorized hereunder.
          (ii) not disclose Publisher’s Confidential Information to any person other than the SCE Company’s or a Designated Manufacturing Facility’s employees, directors, agents, consultants and subcontractors who need to know or have access to Publisher’s

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Confidential Information for the purposes of this Agreement, and only to the extent necessary for such purposes.
          (iii) ensure that all written materials relating to or containing Publisher’s Confidential Information be maintained in a secure area and plainly marked to indicate the proprietary and confidential nature thereof.
          (iv) at Publisher’s request, return promptly to Publisher any and all portions of Publisher’s Confidential Information, together with all copies thereof.
          (v) not use Publisher’s Confidential Information, or any portion thereof, except as provided herein, nor shall the SCE Company remove any proprietary legend set forth on or contained within any of Publisher’s Confidential Information.
          13.2.4 Exceptions. The foregoing restrictions shall not apply to any portion of Publisher’s Confidential Information which:
          (i) was previously known by the SCE Company without restriction on disclosure or use, as proven by written documentation of the SCE Company;
          (ii) comes into the possession of the SCE Company from a third party which is not under any obligation to maintain the confidentiality of such information;
          (iii) is or legitimately becomes part of information in the public domain through no fault of the SCE Company, or any of its employees, directors, agents, consultants or subcontractors;
          (iv) is independently developed by the SCE Company’s employees, consultants or subcontractors who have not had access to or otherwise used Publisher’s Confidential Information (or any portion thereof), as proven by written documentation of the SCE Company;
          (v) is required to be disclosed by court, administrative, or governmental order; provided that the SCE Company attempts, prior to the issuance of any such order, to maintain the confidentiality of Publisher’s Confidential Information, including asserting in any action or investigation the restrictions set forth in this Agreement, and immediately after receiving notice of any such action, investigation, or threatened action or investigation, notifies Publisher of such action, investigation, or threatened action or investigation, unless the SCE Company is ordered by a court not to so notify; or
          (vi) is approved for release by written authorization of Publisher.
          13.2.5 SCE Company’s Obligations Upon Unauthorized Disclosure. If at any time the SCE Company becomes aware of any unauthorized duplication, access, use, possession or knowledge of Publisher’s Confidential Information, it shall notify Publisher as soon as is reasonably practicable. The SCE Company shall provide any and all reasonable assistance to Publisher to protect Publisher’s proprietary rights in any of Publisher’s Confidential Information that it or its employees or permitted subcontractors may have directly or indirectly disclosed or made available and that may be duplicated, accessed, used, possessed or known in a manner or for a purpose not expressly authorized by this Agreement, including enforcement of confidentiality agreements, commencement and prosecution in good faith (alone or with Publisher) of legal action, and reimbursement for all reasonable lawyers’ fees, costs and expenses incurred by Publisher to protect Publisher’s proprietary rights in Publisher’s Confidential Information. The SCE Company shall take all reasonable steps requested by Publisher to prevent the recurrence of any unauthorized duplication, access, use, possession or knowledge of Publisher’s Confidential Information.

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     13.3 Confidentiality of Agreement. While the terms of this Agreement and the Regional Rider shall be treated as SCE Confidential Information, Publisher may disclose their terms and conditions:
     (i) to legal counsel;
     (ii) in confidence, to accountants, banks and financing sources and their advisors;
     (iii) in confidence, in connection with the enforcement of this Agreement or rights arising under or relating to this Agreement; and
     (iv) if required, in the opinion of its counsel, to file publicly or otherwise disclose the terms of this Agreement under applicable securities or other laws, Publisher shall promptly notify the SCE Company of such obligation so that the SCE Company has a reasonable opportunity to contest or limit the scope of such required disclosure, and Publisher shall request, and shall use best efforts to obtain, confidential treatment for such sections of this Agreement as the SCE Company may designate.
14. Term Renewal and Termination.
     14.1 Term Renewal. The Term shall be automatically extended for additional one-year terms, unless either party provides the other with written notice of its election not to extend on or before January 31 of the year in which the Term would renew. Notwithstanding the foregoing, the term for the protection of SCE Confidential Information and Publisher’s Confidential Information shall be as set forth in Sections 13.1.2 and 13.2.2 respectively.
     14.2 Termination by SCE Company. The SCE Company shall have the right to terminate the Agreement immediately, on written notice to Publisher, upon the occurrence of any of the following:
     (i) If Publisher is in material breach of any of its obligations under the Agreement or under any other agreement entered into between the SCE Company or any Affiliate, on the one hand, and Publisher on the other hand;
     (ii) A statement of intent by Publisher to no longer exercise any of the rights granted by the SCE Company to Publisher hereunder or Publisher failing to submit materials under section 6.1 or failing to issue any Purchase Orders during any period of twelve consecutive calendar months;
     (iii) If Publisher (a) is unable to pay its debts when due; (b) makes an assignment for the benefit of any of its creditors; (c) files or has filed against it a petition, or an order of bankruptcy or insolvency is made, under the bankruptcy or insolvency laws of any jurisdiction (and such petition is not discharged within [*********] or becomes or is adjudicated bankrupt or insolvent; (d) is the subject of an order for, or applies for or notices its intent to apply for, the appointment of an administrator, receiver, administrative receiver, manager, liquidator, trustee or similar officer to be appointed over any of its business or property; (e) ceases to do business or enters into liquidation; or (f) takes or suffers any similar or analogous action in any jurisdiction as a consequence of debt;
     (iv) If a controlling interest in Publisher or in an entity which directly or indirectly has a controlling interest in Publisher is transferred to a party that (a) is in breach of any agreement with the SCE Company or any Affiliate; (b) directly or indirectly holds or acquires a controlling interest in a third party which designs, develops any of the core components for an interactive device or product which is directly or indirectly competitive with the System, or itself develops any product that is directly or indirectly competitive with the System; or (c) is in litigation or in an adversarial administrative proceeding with the SCE Company or any Affiliate concerning the SCE Confidential Information or any SCE Intellectual Property Rights, including challenging validity of any SCE Intellectual Property Rights;
     (v) If Publisher or any entity that directly or indirectly has a controlling interest in Publisher (a) enters into a business relationship with a third

* Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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party related to the design or development of any core components for an interactive device or product which is directly or indirectly competitive with the System; or (b) acquires an interest in or otherwise forms a strategic business relationship with any third party which has developed or owns or acquires intellectual property rights in any such device or product;
     (vi) If Publisher or any of its affiliates initiates any legal or administrative action against the SCE Company or any Affiliate or challenges the validity of any SCE Intellectual Property Rights;
     (vii) If Publisher fails to pay any sums owed to the SCE Company on the date due and such default is not fully corrected or cured within [*********] of the date on which such payment was originally due; or
     (viii) If Publisher or any of its officers or employees engage in “hacking” of any software for any PlayStation format or in activities which facilitate the same by any third party.
As used hereinabove, “controlling interest” means, with respect to any form of entity, sufficient power to control the decisions of such entity. Publisher shall immediately notify the SCE Company in writing in the event that any of the events or circumstances specified in this Section 14.2 occur. In the event of termination under 14.2(viii), the SCE Company shall have the right to terminate any other agreements entered into between the SCE Company and Publisher.
     14.3 Product-by-Product Termination. In addition to the events of termination described in Section 14.2, the SCE Company, at its option, shall be entitled to terminate, with respect to a particular Licensed Product, the licenses and related rights herein granted to Publisher on written notice to Publisher, in the event that (a) [*********] (b) Publisher uses a third party that fails to comply with the requirements of Section 3.2 in connection with the development of any Licensed Product; (c) any third party with whom Publisher has contracted for the development of Licensed Products breaches any of its material obligations to the SCE Company pursuant to such third party’s agreement with the SCE Company with respect to any such Licensed Product; (d) Publisher cancels a Licensed Product or fails to provide the SCE Company, in accordance with the provisions of Section 6 and the relevant Guidelines, with the final version of the Executable Software for any Licensed Product within three months of the scheduled release date (as referenced in the Product Proposal or as otherwise mutually agreed by the parties in writing), fails to provide work in progress to the SCE Company in strict compliance with the review process set forth in the Guidelines, fails to provide fully tested final Executable Software in strict conformance with the Guidelines; or (e) Publisher otherwise fails materially to conform to the Guidelines with respect to any particular Licensed Product.
     14.4 Options in Lieu of Termination. As alternatives to terminating the Agreement or all licensed rights with respect to a particular Licensed Product as set forth in Sections 14.2 and 14.3, the SCE Company may, at its option and upon written notice to Publisher, suspend this Agreement, entirely or with respect to a particular Licensed Product or program, for a set period of time which shall be specified in writing to Publisher upon the occurrence of any breach of this Agreement. Election of suspension shall not constitute a waiver of or compromise with respect to any of the SCE Company’s rights under this Agreement and the SCE Company may elect to terminate this Agreement with respect to any breach.

* Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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     14.5 No Refunds. In the event that this Agreement expires or is terminated under any of Sections 14.2 through 14.4, no portion of any payments of any kind whatsoever previously provided hereunder shall be owed or be repayable or refunded to Publisher.
15. Effect of Expiration or Termination.
     15.1 Inventory Statement. Within [*********] of the date of expiration or the effective date of termination with respect to any or all Licensed Products or this Agreement, Publisher shall provide the SCE Company with an itemized statement, certified to be accurate by an officer of Publisher, specifying the number of unsold Units of the Licensed Products as to which such termination applies, on a title-by-title basis, which remain in its inventory or under its control at the time of expiration or the effective date of termination. The SCE Company shall be entitled to conduct at its expense a physical inspection of Publisher’s inventory and work in process upon reasonable written notice during normal business hours in order to ascertain or verify such inventory and inventory statement.
     15.2 Reversion of Rights. Upon expiration or termination and subject to Section 15.3, the licenses and related rights herein granted to Publisher shall immediately revert to the SCE Company, and Publisher shall cease from any further use of the SCE Confidential Information, Licensed Trademarks and the SCE Materials and any SCE Intellectual Property Rights therein, and, subject to the provisions of Section 15.3, Publisher shall have no further right to continue the development, publication, manufacture, marketing, advertising, sale or other distribution of any Licensed Products, or to continue to use any Licensed Trademarks; provided, however, that for a period of one year after the effective date of termination, and subject to all the terms of Section 13, and provided this Agreement is not terminated due to any breach or default by Publisher, Publisher may retain such portions of the SCE Materials and the SCE Confidential Information as the SCE Company in its sole discretion agrees are required to support end users who possess Licensed Products but must return all these materials at the end of such one year period. Upon expiration or termination, the licenses and related rights herein granted to the SCE Company by Publisher shall immediately revert to Publisher, and the SCE Company shall cease from any further use of Product Information and any Publisher Intellectual Property Rights therein; provided that the SCE Company may continue the manufacture, marketing, advertising, sale and other such distribution of any SCE Company demonstration discs containing Publisher’s Product Information which Publisher had previously approved.
     15.3 Disposal of Unsold Units Upon Termination. In the event of termination of this Agreement under sections 14.2(ii), (iv), or (v), Publisher may sell off existing inventories of Units of the Disc Products, on a non-exclusive basis, and strictly in accordance with this Agreement, for a period of [*********] from the date of expiration or effective date of termination of this Agreement, and provided such inventories have not been manufactured solely or principally for sale during such period. Subsequent to the expiration of such [*********] period, or in the event this Agreement is terminated under Sections 14.2(i), (iii), (vi), (vii), or (viii), any and all Units of the Disc Products remaining in Publisher’s inventory or otherwise under its control shall be destroyed by Publisher within [*********] business days of such expiration or termination date. Within [*********] business days after such destruction, Publisher shall provide the SCE Company with an itemized statement, certified to be accurate by an officer of Publisher, indicating the number of Units of the Licensed Products which have been destroyed (on a title-by-title basis), the location and date of such destruction, and the disposition of the remains of such destroyed materials.
     15.4 Disposal of Unsold Units Upon Non-Renewal. In the event that the Term expires and this Agreement is not renewed, Publisher may continue to publish those Licensed Products containing Executable Software whose development was completed before or during the

* Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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Term, and to use the Licensed Trademarks strictly, only and directly in connection with such publication, until the Term expires or, if later, until the [*********] anniversary of the [*********] next following such completion. Upon expiration of the Term or, the extended period for publishing Licensed Products, Publisher may sell off existing inventories of such Licensed Products on a non-exclusive basis for a period of 180 days from the applicable expiration date; provided that such inventory is not manufactured solely or principally for sale within such sell-off period.
     15.5 Return of the SCE Materials and the SCE Confidential Information. Upon the expiration or earlier termination of this Agreement or following either the [*********] period or the [*********] period referenced in Sections 15.4 and 15.3 and subject to Section 15.2, Publisher shall immediately deliver to the SCE Company, or if and to the extent requested by the SCE Company, destroy, all SCE Materials and any and all copies thereof, and Publisher and the SCE Company shall, upon the request of the other party, immediately deliver to the other party, or to the extent requested by such party destroy, all Confidential Information of the other party, including any and all copies thereof, which the other party previously furnished to it in furtherance of this Agreement. Within [*********] after any such destruction, Publisher or the SCE Company, as appropriate, shall provide the other party with a certificate of destruction and an itemized statement, each certified to be accurate by an officer of Publisher, indicating the number of copies or units of the SCE Materials or SCE Confidential Information which have been destroyed, the location and date of such destruction and the disposition of the remains of such destroyed materials. In the event that Publisher fails to return or certify the destruction of the SCE Materials or SCE Confidential Information and the SCE Company must resort to legal means (including any use of lawyers) to recover the SCE Materials or SCE Confidential Information or the value thereof, all costs, including the SCE Company’s reasonable lawyers’ fees, shall be borne by Publisher, and the SCE Company may, in addition to the SCE Company’s other remedies, withhold such amounts from any payment otherwise due from the SCE Company to Publisher under any agreement between the SCE Company and Publisher.
     15.6 Extension of this Agreement; Termination Without Prejudice. The SCE Company shall be under no obligation to extend this Agreement notwithstanding any actions taken by either of the parties prior to the expiration of this Agreement. Upon the expiration of this Agreement, neither party shall be liable to the other for any damages (whether direct, indirect, consequential or incidental, and including any expenditures, loss of profits or prospective profits) sustained or arising out of or alleged to have been sustained or to have arisen out of such expiration. The expiration or termination of this Agreement shall be without prejudice to any rights or remedies which one party may otherwise have against the other party, and shall not excuse either party from liability with respect to any events occurring prior to expiration or the effective date of termination.
16. Miscellaneous Provisions.
     16.1 Notices. All notices or other communications required or desired to be sent to either of the parties shall be in writing and shall be sent by registered or certified mail, postage prepaid, or sent by recognized international courier service, or facsimile, with charges prepaid. The address for all notices or other communications required to be sent to the SCE Company or Publisher, respectively, shall be the mailing address stated in the preamble hereof, or such other address as may be provided by written notice from one party to the other on at least [*********] prior written notice. Any such notice shall be effective upon the date of actual receipt, as confirmed by the receiving party.
     16.2 Audit Provisions. Publisher shall keep full, complete, and accurate books of accounts and records covering all

* Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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transactions relating to this Agreement. Publisher shall preserve such books of accounts, records, documents, and materials for a period of [*********] after the expiration or earlier termination of this Agreement. Acceptance by the SCE Company of any accounting statement, purchase order, or payment hereunder will not preclude the SCE Company from challenging or questioning the accuracy thereof at a later time. In the event that the SCE Company reasonably believes that the pricing information provided by Publisher with respect to any Licensed Product is not accurate, the SCE Company shall be entitled to request additional documentation from Publisher to support the pricing information provided for such Licensed Product. In addition, during the Term and for a period of [*********] thereafter and upon the giving of reasonable prior written notice to Publisher, at the SCE Company’s expense, representatives of the SCE Company shall be given access to, and the right to inspect, audit, and make copies and summaries of and take extracts from, such portions of all books and records of Publisher, and Publisher’s affiliates and branch offices, as pertain to the Licensed Products and any payments due or credits received hereunder. Any such audit shall take place during normal business hours and shall, at the SCE Company’s sole election, be conducted either by an independent certified accountant or by an appropriately professionally qualified SCE Company employee. In the event that such inspection reveals any under-reporting of any payment due to the SCE Company, Publisher shall immediately pay the SCE Company such amount. In the event that any audit conducted by the SCE Company reveals that Publisher has under-reported any payment due to the SCE Company hereunder by [ ******* ] or more for the relevant audit period, then in addition to the payment of the appropriate amount due to the SCE Company, Publisher shall reimburse the SCE Company for all reasonable audit costs for that audit and any and all collection costs to recover any unpaid amounts.
     16.3 Force Majeure. Neither the SCE Company nor Publisher shall be liable for any loss or damage or be deemed to be in breach of this Agreement if its failure to perform or failure to cure any of its obligations under this Agreement results from any event or circumstance beyond its reasonable control, including any natural disaster, fire, flood, earthquake or other Act of God; shortage of equipment, materials, supplies or transportation facilities; strike or other industrial dispute; war or rebellion; shutdown or delay in power, telephone or other essential service due to the failure of computer or communications equipment or otherwise; provided, however, that the party interfered with gives the other party written notice thereof promptly, and, in any event, within [*********] of discovery of any such Force Majeure condition. If notice of the existence of any Force Majeure condition is provided within such period, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure event or circumstance described in such notice, except that any such cause shall not excuse the payment of any sums owed to the SCE Company prior to, during or after the occurrence of any such Force Majeure condition. In the event that the Force Majeure condition continues for more than [*********], the SCE Company may terminate this Agreement for cause by providing written notice to Publisher to such effect.
     16.4 No Agency, Partnership or Joint Venture. The relationship between the SCE Company and Publisher, respectively, is that of licensor and licensee. Both parties are independent contractors and neither party is the legal representative, agent, joint venturer, partner or employee of the other party for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.
     16.5 Assignment. The SCE Company has entered into this Agreement based upon the particular reputation, capabilities and experience of Publisher and its officers, directors and employees.

* Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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Except as provided in this Agreement, Publisher may not assign, sublicense, subcontract, encumber or otherwise transfer this Agreement or any of its rights hereunder, nor delegate or otherwise transfer any of its obligations hereunder, to any third party unless the prior written consent of the SCE Company shall first be obtained. Any attempted or purported assignment, delegation or other such transfer, directly or indirectly, without the required consent of the SCE Company shall be void and a material breach of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of the parties and their respective successors and permitted assigns (other than in connection with any of the events referenced in Section 14.2(iv).) The SCE Company shall have the right to assign any and all of its rights and obligations hereunder to any Affiliate(s) or to any company in the Sony family group of companies.
     16.6 Non-solicitation. Neither Publisher nor any of its affiliates, by itself, its officers, employees or agents, or indirectly, shall during the Term, induce or seek to induce, on an individually targeted basis, the employment or the engagement of the services of, any employee of the SCE Company or any of its Affiliates, whose services are (a) specifically engaged in product development or directly related functions or (b) otherwise reasonably deemed by his or her employer to be of material importance to the protection of its legitimate business interests, and (c) with whom Publisher or any of its affiliates shall have had contact or dealings during the Term. The foregoing provisions shall continue to apply for a period of [*********] after this Agreement expires or is terminated.
     16.7 Compliance with Applicable Laws. The parties shall at all times comply with all applicable laws and regulations and all conventions and treaties to which their countries are a party or relating to or in any way affecting this Agreement and the performance by the parties of this Agreement, including the US Children’s Online Privacy Protection Act and all other laws and regulations relating to the gathering, handling and dissemination of all data from or concerning end users of Online Products. Each party, at its own expense, shall negotiate and obtain any approval, license or permit required in the performance of its obligations, and shall declare, record or take such steps to render this Agreement binding, including the recording of this Agreement with any appropriate governmental authorities (if required).
     16.8 Legal Costs and Expenses. In the event it is necessary for either party to retain the services of a lawyer to enforce the provisions of this Agreement or to file or defend any action arising out of this Agreement, then the prevailing party in any such action shall be entitled, in addition to any other rights and remedies available to it at law or in equity, to recover from the other party its reasonable fees for lawyers and expert witnesses, plus such court costs and expenses as may be fixed by any court of competent jurisdiction. The term “prevailing party” for the purposes of this Section shall include a defendant who has by motion, judgment, verdict or dismissal by the court, successfully defended against any claim that has been asserted against it.
     16.9 Remedies. Unless expressly set forth to the contrary, either party’s election of any remedies provided for in this Agreement shall not be exclusive of any other remedies at law or equity, and all such remedies shall be deemed to be cumulative. Any breach of Sections 2, 3, 5, 6, 7.1 — 7.7, 13 or 15 of this Agreement would cause significant and irreparable harm to the SCE Company, the extent of which would be difficult to ascertain and for which damages might not be an adequate remedy. Accordingly, in addition to any other remedies, including damages to which the SCE Company may be entitled, in the event of a breach or threatened breach by Publisher, or any of its directors, officers, employees, agents or permitted consultants or subcontractors, of any such Section or Sections of this Agreement, the SCE Company shall be entitled to the immediate

* Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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issuance without bond or other security, of ex parte equitable relief, including injunctive relief, or, if a bond is required under applicable law, on the posting of a bond in an amount not to exceed USD [    *******], enjoining any breach or threatened breach of any or all of such provisions. In addition, if Publisher fails to comply with any of its obligations as set forth herein, the SCE Company shall be entitled to an accounting and repayment of all forms of compensation, commissions, remuneration or benefits which Publisher directly or indirectly realizes as a result of or arising in connection with any such failure to comply. Such remedy shall be in addition to and not in limitation of any injunctive relief or other remedies to which the SCE Company may be entitled under this Agreement or otherwise at law or in equity.
     16.10 Severability. In the event that any provision of this Agreement or portion thereof is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such provision or portion shall be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, while the remainder of this Agreement shall continue in full force and remain in effect according to its stated terms and conditions.
     16.11 Sections Surviving Expiration or Termination. The following Sections shall survive the expiration or earlier termination of this Agreement for any reason: 5, 6.2, 6.3, 6.4, 7.10, 9, 10, 11, 13, 14.5, 15 and 16 and any terms in any Regional Rider that are expressly designated as surviving termination.
     16.12 Waiver. No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate or be construed as a waiver of such provision respecting any future event or circumstance.
     16.13 Modification and Amendment. The SCE Company reserves the right, at any time upon reasonable notice to Publisher, to amend the relevant provisions of this Agreement or the Guidelines, to take account of or in response to any decision, order, or objection of any court or governmental or other competition authority of competent jurisdiction, or any statutory or similar measures that give effect to any such decision (from which this Agreement and the Guidelines are not exempt) or to reflect any undertaking by the SCE Company to any such authority. Any such amendment shall be of prospective application only and shall not be applied to any Licensed Products submitted to the SCE Company pursuant to Section 6 prior to the date of the SCE Company’s notice of amendment. In the event that Publisher is unwilling to accept any such amendment, then Publisher shall have the right to terminate this Agreement by providing written notice to the SCE Company no more than [*********] following the date of the SCE Company’s notice of amendment. The provisions of Section 15.3 shall come into effect upon any such termination by Publisher. Subject to the remainder of this Section 16.14 and except as otherwise provided in this Agreement, no modification or amendment of any provision of this Agreement shall be effective unless in writing and signed by both of the parties.
     16.14 Interpretation. The section headings used in this Agreement are intended primarily for reference and shall not by themselves determine the construction or interpretation of this Agreement or any portion hereof. Any reference to section numbers are to the sections of this Agreement. Any reference to persons includes natural persons as well as organizations, including firms, partnerships, companies and corporations. Any phrase introduced by the terms “including,” “include,” “in particular,” or any similar expression shall be construed as illustrative and shall not limit the category preceding those terms.
     16.15 Integration. This Agreement, together with the Guidelines, constitutes the entire agreement between the SCE Company

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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and Publisher and supersedes all prior or contemporaneous agreements, proposals, representations, understandings and communications between the SCE Company and Publisher, whether oral or written, with respect to the subject matter hereof, including any PlayStation 3 Confidentiality and Nondisclosure Agreement between the SCE Company and Publisher. Publisher is not relying upon any statement, representation, warranty or understanding, whether negligently or innocently made, of any person other than as expressly set out in this Agreement.
     16.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.
     16.17 Construction. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either of the parties.
THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF IT.

SONY COMPUTER ENTERTAINMENT AMERICA INC.		MIDWAY HOME ENTERTAINMENT INC.
By:	/s/ Jack Tretton	By:	/s/ Miguel Iribarren

Print Name:	Jack Tretton	Print Name:	Miguel Iribarren

Title:	President and CEO	Title:	SVP-Publishing

Date:	10/17/08	Date:	October 3, 2008

NOT AN AGREEMENT UNTIL
EXECUTED BY BOTH PARTIES

Sony Computer Entertainment America
PLAYSTATION 3 GLPA	REDACTED {Page}	CONFIDENTIAL

SONY COMPUTER ENTERTAINMENT AMERICA INC.
FIRST AMENDED NORTH AMERICAN TERRITORY RIDER TO THE GLOBAL
PLAYSTATION3 FORMAT LICENSED PUBLISHER AGREEMENT
This First Amended North American Territory Rider to the Global PlayStation® 3 Format Licensed Publisher Agreement (the “Rider” or “1st Amended North American Rider”) is entered into and rendered effective as of this 26th day of September, 2008 (the “Effective Date.
1. Incorporation
     The Rider’s terms and conditions are incorporated into and read in conjunction with the terms and conditions of the Global PlayStation 3 Format Licensed Publisher’s Agreement signed by Publisher (“PS3 LPA”).
2. Definitions
     All capitalized words and phrases referenced in the Rider that are not expressly defined herein shall have the meanings set forth in the Definitions section of the PS3 LPA.
     2.1 [*********] to determine the initial wholesale price for the purpose of calculating royalties.
3. Territory
     A. The Territory pursuant to the Rider and the PS3 LPA is expressly limited to the following countries and territories:
(1)	The United States of America and its territories and possessions;

(2)	Canada: and

(3)	Mexico.
     B. SCEA shall be entitled to modify and amend the Territory from time to time during the Term by providing written notice of any such changes to Publisher. In the event a country is deleted from the Territory, SCEA shall deliver to Publisher a written notice stating the number of days within which Publisher must cease distributing Licensed Products and must retrieve any Development Tools located in any deleted country.
     C. Publisher shall not, directly or indirectly, solicit orders for or sell any Units of Disc Products in any situation where Publisher knows or reasonably should know that any of such Disc Products may be exported or resold outside of the Territory.
4. Royalties Applicable to Licensed Products
A.	Disc Products.
     (i) Initial Orders. In accordance with Section 9 of the PS3 LPA, Publisher shall pay SCEA, either directly or through its designee, a royalty in United States dollars for each Unit of the Disc products manufactured, as follows:

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment Pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          For product distributed on a 25GB BD: [*********]
          For product distributed on a 50GB BD: [*********]
          To insure quality, royalty payments include manufacturing of the BluRay disc and Packaging, excluding Printed Materials and inserts. In the future and at its sole discretion, SCEA may allow Publisher to use alternative packaging facilities provided that Publisher can prove that it can meet all of SCEA’s quality assurance criteria set forth in the Guidelines. At that time, SCEA may restructure royalties to account for costs related to Packaging.
          In the absence of satisfactory evidence to support the WSP, the royalty rate that shall apply will be [*********] for a BluRay 25 disc and [*********] for a BluRay 50 disc, per Unit. Upon receipt of any notice of change in royalties under Section 9.1 of the PS3 LPA, Publisher shall have the option to terminate this Agreement upon written notice to SCEA and discontinue all production, publishing, marketing, advertising, sale, distribution and other exploitation of Licensed Products, rather than having such revised royalty structure go into effect.
          (ii) Reorders and Other Programs. Royalties on additional orders for Disc Products shall be the royalty determined by the initial Wholesale Price as originally reported by Publisher for that Disc Product, regardless of the wholesale price of the Disc Product at the time of reorder, except: (a) in the event that the Wholesale Price increases for such Disc Product, in which case the royalty shall be adjusted upwards to reflect the higher Wholesale Price; or (b) the product qualifies for an alternative royalty program offered by SCEA. Disc Products qualifying for SCEA’s “Greatest Hits” programs or other SCEA alternative royalty programs shall be subject to the royalty rates applicable for such programs as set forth in the Guidelines.
          (iii) Third Party Publisher Demo Disc Program Royalties. Publisher shall be able to produce demonstration discs in accordance with the Guidelines published by SCEA for demonstration discs in the Territory. The quantity of Units ordered shall comply with the terms of such SCEA Established Third Party Demo Disc Program.
B. Online Products.
          Publisher must require all end-users to sign in with the end-user’s unique PLAYSTATION Network identifier (“PSN Online ID”) when accessing Online Gameplay. On a site that allows end-users access to Online Gameplay, for revenue, income, or other monetary value (“Consumer Value”) that is earned, recognized, or otherwise derived by Publisher, including revenue recognized through distribution of Licensed Products or services provided free of charge to end-users, Publisher shall pay SCEA, either directly or through its designee, a [*********] royalty in United States dollars on all Consumer Value.
     Prior to distributing a Licensed Product to consumers without cost or other consideration, Publisher shall confer with SCEA to determine the deemed Consumer Value of the Licensed Product.
C. Advertising. Content or services that are supported by advertising shall be subject to a separate agreement or rider to the PS3 LPA and to SCEA’s advertising policies and procedures. No advertisements shall be placed in Online Products nor shall advertisements be placed or served dynamically in Licensed Products without a separate express license from SCEA. SCEA reserves the right to charge an additional or different royalty for third-party advertising in-game, whether dynamic or static.
5. Accounting.

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment Pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          Publisher shall provide SCEA with monthly reports of the gross Consumer Value revenues actually received by Publisher (or otherwise credited to its benefit). Such monthly reports shall be delivered on a per title basis to SCEA no later than [*********] after the end of each month, beginning with the month in which Publisher launches a title-specific site that allows end-users access to Online Gameplay of that title. SCEA shall have the right to adopt and implement online royalty accounting verification mechanisms at its sole discretion.
          Additional Regional Terms.
          6.1 Payment Terms. In addition to the remedies and requirements set forth in the PS3 LPA, any overdue sums shall bear interest at the rate of [*********] per [*********] or such lower rate as may be the maximum rate permitted under applicable law, from the date when payment first became due through and including the date of payment.
          6.2 Subpublishing Prohibited. Publisher’s license to publish Licensed Products in the Territory under the PS3 LPA does not extend to Licensed Products previously published for the PlayStation 3 computer entertainment system by another Licensed Publisher.
          6.3 Liquidated Damages. As an additional option in lieu of termination under Section 14.4 of the PS3 LPA, SCEA may require Publisher to pay liquidated` damages of [*********] for certain breaches of the Agreement, including violations of SCEA’s trademark rights under Section 6.8.2 of the PS3 LPA. Liquidated damages may be invoiced separately or on Publisher’s next invoice for Disc Products. Election of liquidated damages shall not constitute a waiver of or compromise with respect to any of SCEA’s rights under this Rider or the PS3 LPA and SCEA may elect to terminate the PS3 LPA with respect to any breach.
          6.4 Additional Ground for Termination. If Publisher fails to pay any sums owed to SCEA (Including liquidated damages pursuant to Section 6.3 of this Rider) on the date due and such default is not fully corrected or cured within [*********] of the date on which such payment was originally due, SCEA shall be entitled to terminate under Section 14.2 of the PS3 LPA.
          6.5 Subcontractors. SCEA requires that Publisher enter into a Subcontractor Agreement for use of subcontractors under Sections 2.1(i), 3.2 and 16.7 of the PS3 LPA. Each Subcontractor Agreement shall provide that SCEA has the full right to bring any actions against the signing subcontractor, to require the subcontractor to comply with all the terms and conditions of the PS3 LPA or the Subcontractor Agreement. Publisher shall provide a copy of any proposed Subcontractor Agreement to SCEA prior to, and a fully-executed copy promptly following, execution of the Subcontractor Agreement. Publisher shall give SCEA written notice of the identity of any prospective subcontractor no less than [*********] prior to entering into an agreement or other arrangement with the prospective subcontractor.
7.      Notices.
          Any notices required under this Rider or the PS3 LPA shall be delivered addressed to the following persons:

For Publisher:	ATTN: President
Midway Home Entertaiment Inc.
c/o Midway Amsement Games, LLC.
2704 West Roscoe Street
Chicago, IL 60618

with a copy to:	ATTN: SVP, General Counsel
Midway Games Inc.

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2704 West Roscoe Street

Chicago, IL 60618

For SCEA:	ATTN: General Counsel
Sony Computer Entertainment America Inc.
919 East Hillsdale Boulevard
Foster City, CA 94404
8. Governing Law
     The Agreement and this Rider shall be governed by and interpreted in accordance with the laws of the State of California, excluding that body of law related to choice of laws, and of the United States of America.
9. Dispute Resolution
     The Parties shall attempt in good faith to resolve through informal discussions or negotiations any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement, including breach, termination or validity thereof (a “Dispute”). Any Dispute that the Parties are unable to resolve through informal discussions or negotiations after [*********] will be submitted to binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) except to the extent otherwise required under this dispute resolution clause. One arbitrator will be selected by the Parties’ mutual agreement or, failing that, by the AAA. The arbitrator must have substantial experience in disputes involving technology licensing agreements. The arbitrator will allow such discovery as is appropriate, and impose such restrictions as are appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost-effective resolution of disputes, except that (i) no requests for admissions will be permitted; (ii) interrogatories will be limited to (a) identifying persons with knowledge of relevant facts and b) identifying expert witnesses and obtaining their opinions and the bases therefor; and (iii) each party will be limited to five (5) depositions. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any arbitration conducted pursuant to this section will take place in San Francisco, California. Each Party will bear its own costs. The Parties will share equally in paying the expenses and fees of the arbitrator. The arbitrator may not alter the foregoing allocation of the parties’ costs, nor of the arbitrator’s fees and expenses. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrator, the Parties agree that the provisions of this section are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute. Notwithstanding the foregoing. SCEA may apply to any court of competent jurisdiction within the Licensed Territory seeking a temporary restraining order, preliminary injunction, or other interim or conservatory relief, with respect to the protection of any intellectual property rights or Confidential Information of or concerning the SCE Group Companies or the System, including, without limitation, the SCE Materials and Licensed Trademarks.
ACCEPTED AND AGREED:

Sony Computer Entertainment America Inc.		Midway Home Entertainment Inc.

By: Name:	/s/ Jack Tretton Jack Tretton	By: Name:	/s/ Miguel Iribarren Miguel Iribarren
Title:	President & CEO	Title:	SVP-Publishing
Date:	10/17/08	Date:	October 3, 2008

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.